Exhibit 99.2

THE ROYAL BANK OF SCOTLAND GROUP PLC

2010 DEFERRAL PLAN RULES

Shareholders’ Approval	15 December 2009

Expiry Date	15 December 2014

Linklaters LLP

One Silk Street

London EC2Y 8HQ

Telephone (+44) 20 7456 2000

Facsimile (+44) 20 7456 2222

Table of Contents

Contents		Page

1	Meaning of words used	2

2	Operation of the Plan	4

3	Grant of Deferred Awards	4

4	Reduction of Deferred Award	7

5	Vesting of Deferred Awards	8

6	Leaving the Group before Vesting	10

7	Corporate events	11

8	General Terms	13

Schedule 1 RBS Special Awards Plan		17

Schedule 2 Deferred cash		19

Schedule 3 Phantom awards		20

Schedule 4 Australia		22

Schedule 5 Canada		25

Schedule 6 USA		26

i

2010 Deferral Plan

Introduction

Under this Plan, Participants defer all or part of a cash bonus which might otherwise have been paid under any cash bonus plan operated by any Member of the Group, in return for the grant of a Deferred Award under the Plan.

1             Meaning of words used

In these Rules:

“ABN” means ABN Amro Holdings N.V. and its subsidiaries from time to time;

“Acquiring Company” means a person who obtains Control of the Company;

“Award Date” means the date on which a Deferred Award is granted by deed under rule 3.2;

“Bonus” means a bonus which might otherwise become payable under any bonus plan or arrangement operated by any Member of the Group;

“B Shares” means Class B shares of £0.01 each in the capital of the Company;

“Cause” means the Participant’s misconduct, capability, or any reason entitling the Participant’s employer to summarily terminate the Employee’s employment;

“Committee” means the Remuneration Committee of the Company and any individual or group of persons authorised by the Remuneration Committee to exercise powers under the Plan;

“Company” means The Royal Bank of Scotland Group plc;

“Competitive Activity” means, determined in the Committee’s sole discretion, engaging in any activity, accepting an offer of employment with, being employed by, participating in or otherwise being interested in any business with a competitor;

“Conditional Shares” means a conditional right to acquire Shares granted in accordance with rule 3;

“Conditional Bonds” means a conditional right to acquire RBS Bonds granted in accordance with rule 3;

“Control” has the meaning given to it by Section 995 of the Income Tax Act 2007;

“Dealing Restrictions” means restrictions imposed by statute, order, regulation or Government directive, or by the Model Code or any code adopted by the Company based on the Model Code and for this purpose the Model Code means the Model Code on dealings in securities set out in Listing Rule 9, annex 1 (of the London Stock Exchange), as varied from time to time;

“Deferred Award” means Conditional Shares, Forfeitable Shares or Conditional Bonds;

“Detrimental Activity” means, as established to the satisfaction of the Committee:

(i)            using or communicating in a manner which is not authorised in writing by any Member of the Group or required by law, any secret, confidential or proprietary information which is not publicly available concerning any Member of the Group or their respective clients or customers;

(ii)           directly or indirectly persuading or attempting to persuade any employee of any Member of the Group to breach any of the terms of their employment with any Member of the Group;

(iii)          soliciting or inducing or endeavouring to solicit or induce any person to cease working for any Member of the Group where such person is or was on the date of cessation engaged at director level or above of any Member of the Group;

(iv)         engaging in any behaviour which in the reasonable opinion of the Committee is deliberately prejudicial to the good name of any Member of the Group; or

(v)          leaving or resigning without notice (or with insufficient notice) without the permission of the person’s employing entity, or engaging in any activity which in the reasonable opinion of the Committee is not consistent with providing an orderly handover of the person’s responsibilities.

“Disciplinary Action” for the purpose of rule 5.1, means any enquiry or investigation by any Member of the Group into the conduct, capability or performance of a Participant that may potentially lead to disciplinary action being taken against that Participant, and/or any disciplinary procedure (whether in accordance with any relevant contractual obligation, policy or otherwise) that has been commenced by any Member of the Group against a Participant;

“Employee” means any person who is an employee (whether full-time or part-time), including an executive director, of a Member of the Group or who was an employee at any time from 1 January of the calendar year before the Award Date until the Award Date;

“Expiry Date” means 15 December 2014, the fifth anniversary of shareholder approval of the Plan;

“Forfeitable Shares” means Shares held in the name of or for the benefit of a Participant subject to the Forfeitable Share Agreement and granted in accordance with rule 3;

“Forfeitable Share Agreement” means the agreement referred to in rule 3.6.2(i);

“Member of the Group” means:

(i)            the Company and its Subsidiaries from time to time; and

(ii)           any other company which the Committee determines should be treated as a Member of the Group;

“Participant” means a person who has received a Deferred Award under rule 3 or, following the death of a Participant, his personal representatives;

“Plan” means this plan known as “The RBS 2010 Deferral Plan”, as amended from time to time;

“RBS Bonds” means debt issued or to be issued by any Member of the Group;

“Shares” means fully paid ordinary shares in the capital of the Company, and, where the context requires, includes American depository shares representing Shares;

“Subsidiary” means a company which is a subsidiary of the Company within the meaning of Section 1159 of the Companies Act 2006;

“Vesting” in relation to Conditional Shares, means a Participant becoming entitled to have the Shares transferred to him subject to the Plan, in relation to Forfeitable Shares, means the restrictions in the Forfeitable Share Agreement ceasing to have effect as described in rule 3.6.2(i) and in relation to Conditional Bonds, means a Participant becoming entitled to receive the RBS Bonds subject to the Plan  and “Vest” shall be construed accordingly.

2             Operation of the Plan

2.1         Timing of Operation

The Committee may operate the Plan at any time after its adoption and before its termination, but Deferred Awards may not be granted at any time after the Expiry Date. Deferred Awards may only be granted within 42 days starting on any of the following:

2.1.1      the date of shareholder approval;

2.1.2      the day after the announcement of the Company’s results for any period;

2.1.3      any day on which the Committee resolves that exceptional circumstances exist which justify the grant of Deferred Awards;

2.1.4      the day an Employee joins any Member of the Group, where the Deferred Awards are granted as a replacement for an incentive that would otherwise have been provided by the Employee’s previous employer;

2.1.5      any day on which changes to the legislation or regulations affecting share plans are announced, effected or made; or

2.1.6      the lifting of Dealing Restrictions which prevented the granting of Deferred Awards during any period specified above.

2.2         Selection of Participants

In relation to any operation of the Plan the Committee may select any Employee to participate in the Plan. However, a selected Employee who ceases to be an Employee before the Award Date in circumstances described in rule 6.2 will not receive a Deferred Award.

2.3         No Payment

A Participant is not required to pay for the grant of any Deferred Award.

3             Grant of Deferred Awards

3.1         Determination of Deferred Awards

The Committee will, as soon as practicable following the end of a financial year in which the Plan is operated, determine, in respect of each selected Employee:

3.1.1      the proportion, if any, of the Bonus which will be subject to mandatory deferral under the Deferral Plan in return for the grant of a Deferred Award;

3.1.2      whether the Deferred Award will be in the form of Conditional Shares, Forfeitable Shares and/or Conditional Bonds; and

3.1.3      the method of identifying the price of a Share to be used in calculating the number of Shares over which an award of Conditional Shares or Forfeitable Shares will be made or the number or value of RBS Bonds over which an award of Conditional Bonds will be made. In respect of Conditional Shares and Forfeitable Shares any fractional amounts will be rounded up.

3.2         Terms of Deferred Awards

Deferred Awards must be granted by deed. The terms of each Deferred Award must be specified in the deed and must include:

3.2.1      the Award Date;

3.2.2      whether the Deferred Award is in the form of Conditional Shares, Forfeitable Shares and/or Conditional Bonds;

3.2.3      the number of Shares and/or value of RBS Bonds subject to a Deferred Award, in accordance with rule 3.4 or 3.6.1 as appropriate, and the amount of Bonus this represents;

3.2.4      the date or dates of Vesting for the Deferred Award, or any part of the Deferred Award;

3.2.5      the currency in which an award of Conditional Bonds is to be made and, if appropriate, any facility to elect for a different currency, and the basis for determining the rate of exchange to be used in converting the amount of the award to that currency;

3.2.6      the portion of the Deferred Award, if any, to which rule 4 applies;

3.2.7      whether the Participant is entitled to receive a dividend equivalent under rule 5.3; and

3.2.8      whether the Participant is entitled to receive notional interest under rule 5.4 and, if appropriate, the basis for determining the calculation of the notional interest.

3.3         Other terms of Deferred Awards

When granting Deferred Awards, the Committee may impose conditions. Those conditions must be set out in the deed and may be amended or waived by the Committee at any time in its discretion.

3.4         Deferred Award Certificate

Each Participant will receive a certificate or statement setting out the terms of the Deferred Award. This may be the deed referred to in rule 3.2 or any other document and it may be sent by e-mail or any other electronic means.

3.5         Conditional Shares

3.5.1      The number of Shares subject to an award of Conditional Shares is equal to the amount of Bonus subject to mandatory deferral under rule 3.1.1, on a gross basis before any taxation and social security contributions are withheld under rule 8.3, divided by the price determined under rule 3.1.3.

3.5.2      A Participant shall not be entitled to receive dividends or to have any other rights of a shareholder in respect of Shares subject to an award of Conditional Shares unless and until the Shares are transferred to the Participant.

3.5.3      If an award of Conditional Shares lapses under the Plan it cannot Vest and a Participant has no rights in respect of it.

3.6         Forfeitable Shares

3.6.1      On or as soon as practicable after the grant of an award of Forfeitable Shares the Committee will procure that the amount of Bonus subject to mandatory deferral under rule 3.1.1, on a net basis after any taxation and social security contributions are withheld under rule 8.3, is applied in the purchase or subscription of Shares at the price determined under rule 3.1.3. The Shares will then be transferred to a nominee to be held for the benefit of the Participant under the terms of the Plan.

3.6.2      Where the Deferred Award is in the form of Forfeitable Shares, the Participant must:

(i)           enter into an agreement with the Company, that to the extent the Deferred Award lapses under the Plan, the Shares are forfeited and his interest in the Shares will be immediately transferred, for no consideration or nominal consideration, to any person (which may include the Company, where permitted) specified by the Company;

(ii)          enter into any elections required by the Committee, including elections under Part 7 of the Income Tax (Earnings and Pensions) Act 2003 or section 83(b) of the Internal Revenue Code 1986 (as amended), and elections to transfer any liability, or agreements to pay, social security contributions; and

(iii)         sign any documentation, including a power of attorney or blank stock transfer form, requested by the Committee.

3.6.3      Except to the extent specified in the Forfeitable Share Agreement a Participant will be entitled to vote, to receive dividends and to have all other rights of a shareholder in respect of Forfeitable Shares until the Award lapses.

3.6.4      On the lapse of an Award of Forfeitable Shares, a Participant must transfer his interest in the Shares in accordance with the Forfeitable Share Agreement.

3.7         Conditional Bonds

3.7.1      The number or value of RBS Bonds subject to an award of Conditional Bonds is determined under rule 3.1.3.

3.7.2      A Participant shall not be entitled to receive interest or to have any other rights of a bondholder in respect of RBS Bonds subject to an award of Conditional Bonds unless and until the RBS Bonds are transferred to the Participant.

3.7.3      If an award of Conditional Bonds lapses under the Plan it cannot Vest and a Participant has no rights in respect of it.

3.8         Individual limit

A Deferred Award must not be granted to an Employee if it would, at the proposed Award Date, cause the market value of Shares subject to Deferred Awards that he has been granted in that financial year under the Plan to exceed the value of his Bonus or, where the Deferred Awards are granted as a replacement for an incentive that would otherwise have been provided by the Employee’s previous employer, the value of that incentive.

3.9         Plan limits

The Company must not grant an award of Conditional Shares or Forfeitable Shares if the number of Shares committed to be issued under that award exceeds 10 per cent of the ordinary share capital of the Company in issue immediately before that day, including any B Shares in issue, when added to the number of Shares which have been issued, or committed to be issued, to satisfy awards of Conditional Shares or Forfeitable Shares under the Plan, or options or awards under any other employee share plan operated by the Company, granted in the previous 10 years. Where the right to acquire Shares is released or lapses, the Shares concerned are ignored when calculating the limits in this rule 3.9

For the purposes of this rule 3.9, if the Committee determines under rule 5.2.1 that any award of Conditional Shares will be reduced by a sufficient number of Shares as may be necessary to discharge any liability under rule 8.3.1, the number of Shares committed to be issued under that award of Conditional Shares will be based on the net number of Shares to be transferred on Vesting, calculated by reference to applicable tax rates on the date of the Committee’s determination.

As long as so required by the Association of British Insurers, Shares transferred from treasury are counted as part of the ordinary share capital of the Company, and as Shares issued by the Company.

3.10       Listing Rules

No Shares will be issued under the Plan if it would cause Listing Rule 6.1.19 (shares in public hands) to be breached.

4             Reduction of Deferred Award

4.1         Review of Deferred Awards

To the extent this rule 4 applies to a Deferred Award, the Committee may review Deferred Awards, or any individual Deferred Award, in the light of the performance of the Company, any Member of the Group and any business area or team, and the conduct, capability or performance of the Participant. The review may take place at any time determined by the Committee.

4.2         Focus of Review

In carrying out a review, the Committee will consider:

4.2.1      in respect of the financial year in relation to which the Deferred Award was made:

(i)           whether the results announced for that financial year have subsequently appeared materially inaccurate or misleading;

(ii)          whether a business unit or profit centre in which the Participant worked has subsequently made a loss out of business written in that year or from circumstances that could reasonably have been risk-managed in that year; and/or

(iii)         any other matter which appears relevant, and

4.2.2      the conduct, capability or performance of a Participant, and the performance of any team, business area or profit centre, if the Committee deems that the circumstances warrant a review.

4.3         Reduction of Deferred Award

Following a review under rule 4.1, the Committee may, in its sole discretion, make any determination in respect of any part of a Deferred Award that has not Vested, including for example:

4.3.1      reduce the number of Shares and/or value of RBS Bonds subject to a Deferred Award;

4.3.2      determine that no Shares will Vest in respect of a Deferred Award; and

4.3.3      determine that no amount, or a reduced amount, will be paid in respect of any dividend equivalent or notional interest.

5             Vesting of Deferred Awards

5.1         Timing of Vesting

Subject to rules 5.6, 6.3 and 7 a Deferred Award Vests on the date of Vesting specified at grant. However, Vesting is delayed in respect of a Participant’s Deferred Award, or any part of it, if any of the following circumstances apply on the anticipated date of Vesting:

5.1.1      if the Participant is subject to any Disciplinary Action; or

5.1.2      if a matter which may otherwise involve or affect that Participant has been referred to the Committee for review under rule 4.

In these cases, Vesting will not occur unless and until the Committee determines that the Deferred Award should Vest.

5.2         Consequences of Vesting

5.2.1      In relation to an award of Conditional Shares, as soon as practicable after Vesting, the Participant will receive the number of Shares in respect of which it has Vested, unless the Committee determines that this is reduced by a sufficient number of Shares as may be necessary to discharge any liability under rule 8.3.1.

5.2.2      In relation to an award of Forfeitable Shares, to the extent it has Vested the restrictions referred to in rule 3.6.2(i) and contained in the Forfeitable Shares Agreement between the Participant and the Company will cease to have effect. Any liability to taxation or social security contributions or other appropriate levies in respect of Deferred Awards will be dealt with in accordance with rule 8.3.

5.2.3      In relation to an award of Conditional Bonds, the Participant will receive the number or value of RBS Bonds in respect of which it has Vested. RBS Bonds may be sold on the Participant’s behalf, either pursuant to rule 8.3 or in other circumstances which the Committee considers appropriate.

5.3         Dividend equivalent

This rule applies if an award of Conditional Shares includes the right to receive an amount (known as a “dividend equivalent”) equal in value to the dividends which were payable on the number of Vested Shares during the period between the Award Date and the Vesting date. The right to a dividend equivalent may be granted under rule 3.2.7 at the time of grant, or by the Committee at any later time in its discretion. The dividend equivalent may be paid in cash or Shares (as determined from time to time by the Committee). Dividend equivalents will be paid to the Participant as soon as practicable after Vesting, subject to rule 8.3.

5.4         Notional interest

An award of Conditional Bonds may include the right to receive additional RBS Bonds on Vesting of the Conditional Bonds to which they relate. The value of the additional RBS Bonds will be equal to interest on the value of the RBS Bonds in respect of which the related Conditional Bonds have Vested, calculated at such rate or rates as the Committee may determine from time to time.

5.5         Cash, Share or RBS Bond alternative

On Vesting, the Committee may decide:

5.5.1      in respect of an award of Conditional Shares, to satisfy the portion which Vests by paying an equivalent amount in cash or by transferring an equivalent value in RBS Bonds (subject to rule 8.3);or

5.5.2      in respect of an award of Conditional Bonds, to satisfy the portion which Vests by paying an equivalent amount in cash or by issuing or transferring an equivalent value in Shares (subject to rule 8.3).

5.6         No double-dipping

5.6.1      It is intended that any Deferred Award is in substitution for, and not in addition to, any Bonus for the financial year in respect of which the Deferred Award was made.

5.6.2      In the event any Participant files any claim or demand in any court or tribunal of competent jurisdiction for a determination that the Participant was or is entitled, in addition to or in substitution for any Deferred Award, to be paid any Bonus (including, without limitation, a cash bonus) or any amount in lieu of any Bonus in respect of the financial year to which the Deferred Award relates, then to the extent the Deferred Award may not be Vested at the time the claim or demand is filed, the Vesting of that Deferred Award will be delayed, unless and to the extent that the Committee determines otherwise, until the court or tribunal makes it determination, whereupon rule 5.6.3 will apply.

5.6.3      In the event any court or tribunal of competent jurisdiction determines that the Participant was or is entitled, in addition to or in substitution for any Deferred Award, to be paid any Bonus (including, without limitation, a cash bonus) or any amount in lieu of any Bonus in respect of the financial year to which the Deferred Award relates, then that Deferred Award will, unless and to the extent that the Committee determines otherwise, no longer be capable of Vesting and, to the extent that it has already Vested, it will be forfeited and any amount received by the Participant, whether in cash and/or Shares and/or RBS Bonds (or their value) must be repaid or returned to the Company.

5.7         Income tax before Vesting

If a Participant is liable to income tax in relation to a Deferred Award before it Vests, the liability may be discharged by the Participant’s employer (by making a payment to the relevant taxing authorities or to the Participant personally) provided the value of the Deferred Award is reduced by a corresponding amount or, in respect of an award of

Forfeitable Shares, Shares to the value of that liability are transferred and/or sold as the Committee may direct.

6                                      Leaving the Group before Vesting

6.1                            General rule on leaving employment

6.1.1                   If a Participant ceases to be an employee of any Member of the Group, a Deferred Award which has not Vested will not lapse but will Vest on the date or dates originally set for Vesting, or on such earlier date or dates as the Committee may consider appropriate, subject to:

(i)                                  any reduction which may be applied under rule 4;

(ii)                               rule 5.1 (timing of Vesting);

(iii)                            rule 5.6 (no double-dipping);

(iv)                           rule 6.2 (termination for Cause);

(v)                              rule 6.3 (death);

(vi)                           rule 6.4 (Competitive Activity and Detrimental Activity);

(vii)                        any determination which the Committee may make under rule 7 (corporate events); and

(viii)                     any other conditions or restrictions which the Committee may consider appropriate.

6.2                            Termination for Cause

6.2.1                   If a Participant ceases to be an employee of any Member of the Group due to termination for Cause, or if the Participant resigns in circumstances which would entitle his employer to summarily terminate his employment, then subject to rule 6.2.2 his Deferred Award will lapse on the date the Participant ceases to be an employee of a Member of the Group.

6.2.2                   If a Participant receives notice that his employment with any Member of the Group will be terminated for Cause, the Committee may decide that a Deferred Award which has not Vested will lapse on the date on which the Participant receives such notice of termination (whether or not such termination is lawful).

6.2.3                   Any reference in this rule 6.2 to a termination for Cause shall include a termination where either (a) the primary reason or (b) any significant reason for the termination is Cause in the honest and reasonable opinion of the Participant’s employer.

6.3                            Death

If a Participant dies, his Deferred Award will not lapse and the consequences will be as set out in rule 6.3.1 or 6.3.2 below, as appropriate:

6.3.1                   An award of Conditional Shares or Conditional Bonds will be satisfied by paying a cash amount equivalent to their value on the date of death to the Participant’s personal representatives as soon as practicable after production of a valid grant of probate (or local equivalent subject to the satisfaction of the Committee). The payment of the cash amount will be treated as the Vesting of the award for the purposes of these rules.

6.3.2                   In relation to an award of Forfeitable Shares, the restrictions referred to in rule 3.6.2(i) and contained in the Forfeitable Shares Agreement between the Participant and the Company will cease to have effect on the date of death. The Shares comprised in the award of Forfeitable Shares will be transferred to the Participant’s personal representatives as soon as practicable after production of a valid grant of probate.

6.4                            Competitive Activity and Detrimental Activity

6.4.1                   If a Participant voluntarily ceases to be an employee of any Member of the Group, any portion of his Deferred Award which has not Vested will lapse if he engages in Competitive Activity or Detrimental Activity.

6.4.2                   If a Participant ceases to be an employee of any Member of the Group due to redundancy, as determined by the Committee, any portion of his Deferred Award which has not Vested will lapse if he engages in Detrimental Activity.

6.4.3                   The Participant must certify that he has not engaged in Competitive Activity and/or Detrimental Activity, as appropriate, by the date or dates specified by the Committee. If the Participant does not certify this by the specified date, any portion of his Deferred Award which has not Vested will lapse on that date.

6.5                            Meaning of “ceasing to be an employee”

6.5.1                   For the purposes of this rule 6, a Participant will not be treated as ceasing to be an employee of a Member of the Group until he ceases to be an employee of all Members of the Group, or if he recommences employment with a Member of the Group within 7 days of so ceasing. However, the Committee may decide that a Participant’s employment should be treated as ceasing on the date he gives or receives notice of termination of employment, whether or not such termination is lawful.

6.5.2                   For the avoidance of doubt, rule 6.1 and 6.2 do not apply to a Participant whose employment had already terminated before the Award Date. If a Participant joins an ABN company on ceasing employment with a Member of the Group, the Committee may determine that he will not be treated as ceasing to be an employee of a Member of the Group.

7                                      Corporate events

7.1                            Rights issues, demergers and other corporate events

7.1.1                   If the Committee becomes aware that the Company is or is expected to be affected by any variation in share capital, demerger, distribution (other than an ordinary dividend), change of Control, delisting or other transaction which, in the opinion of the Committee could affect the current or future value of Shares or RBS Bonds, Deferred Awards are not affected unless and to the extent that the Committee determines to:

(i)                                  allow Deferred Awards to Vest, subject to any conditions the Committee may decide to impose;

(ii)                               cause Deferred Awards to lapse;

(iii)                            require Deferred Awards to be exchanged under rule 7.3;

(iv)                           adjust the number of Shares comprised in an award of Conditional Shares, and such other terms of the Conditional Shares as appear appropriate; and/or

(v)                              take any other appropriate action.

7.1.2                   Subject to the Forfeitable Share Agreement, a Participant will have the same rights as any other shareholders in respect of Forfeitable Shares where there is a variation or other event of the sort described in rule 7.1.1. Any shares, securities or rights allotted to a Participant as a result of such an event, other than a change of Control, will be:

(i)                                  treated as if they were awarded to the Participant under the Plan in the same way and at the same time as the Forfeitable Shares in respect of which the rights were conferred; and

(ii)                               subject to the rules of the Plan and the terms of the Forfeitable Share Agreement.

7.2                            Committee

If this rule applies on a change of Control of the Company (except in relation to an exchange under rule 7.3), “Committee” means Committee as constituted immediately before the change of Control, and includes those people who were authorised at that time.

7.3                            Exchange of Deferred Awards

7.3.1                   Where the Committee determines that an award of Conditional Shares is to be exchanged for a new award, the terms of the new award will:

(i)                                  confer a right to acquire shares in the Acquiring Company or another body corporate determined by the Acquiring Company;

(ii)                               be subject to terms which are and have a value which is equivalent, as far as practicable, to the existing award of Conditional Shares;

(iii)                            treated as having been acquired at the same time as the existing award of Conditional Shares and, subject to paragraph (iv) below, Vests in the same manner and at the same time;

(iv)                           be in respect of a number of shares which is equivalent to the number of Shares comprised in the existing award of Conditional Shares which would have Vested under rule 7.1.1(i);

(v)                              be governed by the Plan as if references to Shares were references to the shares over which the new award is granted and references to the Company were references to the Acquiring Company or another body corporate determined by the Acquiring Company.

7.3.2                   Where the Committee determines that an award of Forfeitable Shares is to be exchanged for a new award, the Participant may be required to exchange some or all of his Forfeitable Shares for other securities or to sell them and use the proceeds to buy other securities on such terms as the Committee may determine and these rules will apply to those other securities as if they were Forfeitable Shares.

8                                      General Terms

8.1                            Transfer of Deferred Awards

A Participant may not transfer, assign or otherwise dispose of a Deferred Award or any rights in respect of it. This rule 8.1 does not apply to the transmission of a Deferred Award on the death of a Participant to his personal representatives.

8.2                            Company documents

The Company is not required to send to any Participant holding an award of Conditional Shares and/or Conditional Bonds a copy of any documents which the Company is required to send to its shareholders or bondholders.

8.3                            Withholding

8.3.1                   The Company, any employing company, any Member of the Group or trustee of any employee benefit trust, may withhold any amounts or make such arrangements as it considers necessary to meet any liability to taxation or social security contributions or other appropriate levies in respect of Deferred Awards.

8.3.2                   The Company, any employing company, any Member of the Group or trustee of any employee benefit trust operated by any Member of the Group may withhold or offset any amounts or make such arrangements as it considers necessary to repay any outstanding liability of any Participant

8.3.3                   Subject to rule 5.2.1, any arrangements in this rule 8.3 may include the sale or reduction in number of Shares or value of RBS Bonds comprised in a Deferred Award.

8.4                            Discretionary nature of the Plan

8.4.1                   Nothing in this Plan or the operation of the Plan will form part of the contract of employment or other relationship with any Member of the Group of any Employee, Participant or any other person (“Employee”). The fact that one or more Deferred Awards have been made to an Employee does not create any right to, or expectation of, continued employment.

8.4.2                   No Employee is entitled to participate in, or be considered for participation in, the Plan at all or at a particular level. Participation in the Plan does not imply any right to participate, or to be considered for any future participation.

8.4.3                   The terms of the Plan do not entitle the Employee to the exercise of any discretion in his favour.

8.4.4                   No Employee will have any right to compensation or damages or any other sum or benefit in respect of the Plan, including, without limitation, in relation to:

(i)                                  his eligibility to participate, or ceasing to be eligible to participate, or ceasing to participate in the Plan;

(ii)                               any exercise of a discretion or a decision taken in relation to the Plan or the Plan’s operation (whether or not this disadvantages the Employee concerned);

(iii)                            any loss or reduction of any rights or expectations under the Plan in any circumstances or for any reason (including lawful or unlawful termination of employment or the employment relationship); and

(iv)                           any loss of tax or any other fiscal detriment suffered in relation to the reduction or forfeiture of a Deferred Award.

8.4.5                   Participation in the Plan is permitted only on the basis that any rights that are not expressly set out in this Plan, or any applicable schedule, are excluded. Each Participant will be required to waive any such excluded rights in consideration for, and as a condition to, participating in the Plan.

8.4.6                   Nothing in this Plan confers any benefit, right or expectation on a person who is not an Employee. No such third party will have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Plan. But this does not affect any other right or remedy of a third party which exists or is available.

8.4.7                   For the avoidance of doubt, this rule applies throughout the employment of any Employee, after the termination of the employment, and during any period when the Employee has given or received notice to terminate his employment (whether such termination is lawful or unlawful).

8.5                            Committee’s decisions final and binding

The decision of the Committee in connection with any interpretation of the rules of the Plan or in any dispute relating to any matter relating to the Plan will be final and conclusive.

8.6                            Regulations

The Committee has power from time to time to make or vary regulations for the administration and operation of the Plan.

8.7                            Deferred Awards non-pensionable

Deferred Awards do not form part of a Participant’s remuneration for the purpose of determining entitlement to any benefit of employment including any pension or retirement benefit, life assurance, permanent health insurance or other similar benefit, whether existing or subsequently introduced.

8.8                            Employee trust

The Company and any Subsidiary may provide money to the trustee of any trust or any other person to enable them or him to acquire Shares or other assets to be held for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes, to the extent permitted by the Companies Act 2006.

8.9                            Consents

All transfers of Shares and RBS Bonds will be subject to any necessary consents under any relevant enactments or regulations for the time being in force in the United Kingdom or elsewhere, and it will be the individual’s responsibility to comply with any requirements to be fulfilled in order to obtain or obviate the necessity for any such consent.

8.10                     Notices

Any notice or other document which has to be given to an Employee or Participant under or in connection with the Plan may be delivered or sent by post to him at his home address according to the records of his employing company or sent by e-mail or fax to any e-mail address or fax number which according to the records of his employing company is used by him, or in either case such other address which the Company considers appropriate.

Any notice or other document which has to be given to the Company or other duly appointed agent under or in connection with the Plan may be delivered or sent by post to it at its respective registered office (or such other place as the Committee or duly appointed agent may from time to time decide and notify to Participants) or sent by e-mail or fax to any e-mail address or fax number notified to the sender.

Notices sent by post will be deemed to have been given on the second day after the date of posting. However, notices sent by or to a Participant who is working overseas will be deemed to have been given on the seventh day after the date of posting.

Notices sent by e-mail or fax, in the absence of evidence to the contrary, will be deemed to have been received on the day after sending.

8.11                     Data protection

By participating in the Plan each Participant consents to the holding and processing of personal data provided by such Participant to the Company, any Member of the Group and any other persons or entities for all purposes relating to the operation of the Plan. These include, but are not limited to:

8.11.1            administering and maintaining Participant’s records;

8.11.2            providing information to trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan;

8.11.3            providing information to future purchasers of the Company or the business in which the Participant works; and

8.11.4            transferring information about the Participant to a country or territory outside the European Economic Area.

8.12                     Amendment

8.12.1            Except as described in the rest of this rule 8.12, the Committee may at any time change the Plan in any way.

8.12.2            Except as described in rule 8.12.3, the Company in general meeting must approve in advance by ordinary resolution any proposed change to the Plan to the advantage of present or future Participants, which relates to:

(i)                                  the Participants;

(ii)                               the limits on the number of Shares which may be issued under the Plan;

(iii)                            the individual limit for each Participant under the Plan;

(iv)                           the basis for determining a Participant’s entitlement to, and the terms of, securities, cash or other benefit to be provided and for the adjustment thereof (if any) if there is a capitalisation issue, rights issue or open offer, sub-division or consolidation of shares or reduction of capital or any other variation of capital; or

(v)                              the terms of this rule 8.12.2.

8.12.3            The Committee can change the Plan and need not obtain the approval of the Company in general meeting for any minor changes:

(i)                                  to benefit the administration of the Plan;

(ii)                               to comply with or take account of the provisions of any proposed or existing legislation;

(iii)                            to take account of any changes to legislation; or

(iv)                           to obtain or maintain favourable tax, exchange control or regulatory treatment of the Company, any Subsidiary or any present or future Participant.

8.13                     Termination of the Plan

The Plan will terminate on the Expiry Date, but the Committee may terminate the Plan at any time before that date. The termination of the Plan will not affect existing Deferred Awards.

8.14                     Governing Law

The Plan is governed by and construed in accordance with English law. Any Member of the Group and all Participants shall submit to the non-exclusive jurisdiction of the English Courts as regards any matter arising under the Plan.

Schedule 1

RBS Special Awards Plan

1                                      This Schedule sets out the terms of the RBS Special Awards Plan (the “Plan”). The provisions of the RBS 2010 Deferral Plan (including the schedules) apply to awards granted under the Plan except where otherwise stated in this Schedule.

2                                      Rule 4 does not apply.

3                                      Rule 6 is deleted and replaced by the following new rule 6:

6 Leaving the Group before Vesting

6.1 General rule on leaving employment

Unless rule 6.2 or 6.3 applies, a Deferred Award which has not Vested will remain in existence if the Participant ceases to be an employee of a Member of the Group, and will Vest on the date or dates originally set for Vesting.  However, the Committee may permit earlier Vesting if it is considered appropriate.

6.2 Gross Misconduct

If a Participant’s employment is terminated in circumstances involving gross misconduct (as determined by the Committee in its absolute discretion), the Committee may decide that a Deferred Award which has not Vested will lapse in whole or in part.

6.3 Death

If a Participant dies, his Deferred Award will not lapse and the consequences will be as set out in rule 6.3.1 or 6.3.2 below, as appropriate:

6.3.1                      An award of Conditional Shares or Conditional Bonds will be satisfied by paying a cash amount equivalent to the value of the Conditional Shares or Conditional Bonds to the Participant’s personal representatives as soon as practicable after production of a valid grant of probate (or local equivalent subject to the satisfaction of the Committee). The payment of the cash amount will be treated as the Vesting of the award for the purposes of these rules.

6.3.2                      In relation to an award of Forfeitable Shares, the restrictions referred to in rule 3.6.2(i) and contained in the Forfeitable Shares Agreement between the Participant and the Company will cease to have effect on the date of death. The Shares comprised in the award of Forfeitable Shares will be transferred to the Participant’s personal representatives as soon as practicable after production of a valid grant of probate.

6.4 Meaning of “ceasing to be an employee”

For the purposes of this rule 6, a Participant will not be treated as ceasing to be an employee of a Member of the Group until he ceases to be an employee of all Members of the Group, or if he recommences employment with a Member of the Group within 7 days of so ceasing. If a Participant joins an ABN company on ceasing employment with a Member of the Group, the Committee may determine that he will not be treated as ceasing to be an employee of a Member of the Group.

4                                      A new rule 3.11 is inserted, as follows:

3.11 Source of Shares

3.11.1 no new Shares may be issued under the Plan, and no Shares may be transferred out of treasury, without the prior approval of the Company’s shareholders; and

3.11.2 the cost of acquiring any Shares which are transferred to a Participant who is an employee of ABN on the Award Date must be borne by that employer.

Schedule 2

Deferred cash

1                                      This schedule is made under and amends and supplements the terms of the RBS 2010 Deferral Plan (the “Plan”) for Deferred Awards made to employees in Australia, China, Chile, Denmark, France, Japan, Jersey, Russia, South Korea, Spain and Thailand, and in any other country which may be specified as a country where it is not possible to make Deferred Awards of Conditional Bonds.

2                                      Where a Deferred Award or any portion of a Deferred Award is granted under this Schedule 6, all references in the Plan to Conditional Bonds or RBS Bonds shall be replaced by references to “Cash”. Cash is a fixed money amount determined under rule 3.2.3.

3                                      The following wording is added to the end of rule 3.3: “Employees may not be granted any right to receive debt or Shares under the Plan.”

4                                      Rule 5.5 is disapplied.

Schedule 3

Phantom awards

1                                      This schedule is made under and amends and supplements the terms of the RBS 2010 Deferral Plan (the “Plan”) for Deferred Awards made to employees in China and Jersey, and in any other country which may be specified as a country where it is not possible to make Deferred Awards of Conditional Shares.

2                                      Where a Deferred Award or any portion of a Deferred Award is granted under this schedule, the employee will not have any right to receive Shares, and the following provisions will apply.

3                                      The definitions of the following terms in rule 1 are deleted and replaced with the following:

“Deferred Award” means a conditional right to a cash payment granted in accordance with rule 3;

“Vesting” means a Participant becoming entitled to receive a cash payment under the Plan and “Vest” shall be construed accordingly.

4                                      The terms of each Deferred Award specified under rule 3.2 must include the number of notional Shares used to determine the amount of the cash payment that the Participant is eligible to receive when the Deferred Award Vests, as calculated under paragraph 6 below and the currency in which the payment will be made.

5                                      Any determination made under rule 4.3 will relate to notional Shares, rather than to Shares.

6                                      The amount payable on the Vesting of a Deferred Award shall be determined in accordance with the following formula:

where:

a       =     is the number of notional Shares determined by the Committee for the Deferred Award under rule 3.2

b       =     is the Market Value of a Share at the time the Deferred Award Vests

c                      =     (a)        if the Committee has determined that a dividend equivalent applies to the Deferred Award, the aggregate of the amount of the dividends payable during the period between the Award Date and the date the Deferred Award Vests, on the number of notional Shares in respect of which the Deferred Award Vests; or

(b)                     otherwise, zero

7                                      If any variable to be taken into account in determining the amount of the cash payment under paragraph 6 above is denominated in a currency other than the currency in which the cash payment is to be made, then for the purposes of determining the amount of the cash payment under that paragraph, that variable must be converted into the currency in which the cash payment is to be made using the currency exchange rate for those currencies at the time the Deferred Award Vests, as determined by the Committee.

8                                      Rule 6.3 is amended by the addition of the following rule 6.3.3 :

The Participant will become entitled to receive a cash payment calculated under paragraph 6 above on the basis that b = the Market Value of a Share on the date of death. Payment shall be made on production of a valid grant of probate (or local equivalent subject to the satisfaction of the Committee).

9                                      Where rule 7.1.1 applies, the Committee may adjust the number of notional Shares determined by the Committee for a Deferred Award under rule 3.2, and such other terms relating to the amount of that cash payment for a Deferred Award as appear appropriate. Any exchange of Deferred Awards shall be an exchange for notional shares, and shall not confer any right to real shares.

10                               Arrangements in rule 8.3 may include a reduction to the amount of cash payable on the Vesting of a Deferred Award.

Schedule 4

Australia

This schedule is made under and amends and supplements the terms of the RBS 2010 Deferral Plan (the “Plan”) for Deferred Awards, or portions of Deferred Awards, made to Employees in Australia.

1                                      Definitions

2                                      The definitions of the following terms in rule 1 are deleted and replaced with the following:

“Deferred Award” means a conditional right to a cash payment granted in accordance with rule 3, and includes a portion of a Deferred Award;

“Vesting” means a Participant becoming entitled to receive a cash payment under the Plan and “Vest” shall be construed accordingly.

3                                      Deletions

Rules 3.1.2, 3.1.3, 3.2.2, 3.2.3, 3.2.5, 3.2.8, 4.3 5.4, 5.5 and 6.3 do not apply.

4                                      Grant of Deferred Awards

4.1                            If an Employee receives a Deferred Award in respect of a Bonus, then as a result of the mandatory deferral that applies to the Bonus, the relevant proportion of the Bonus will not become payable to the Participant.

4.2                            The terms of each Deferred Award specified under rule 3.2 must include the number of notional Shares used to determine the amount of the cash payment that the Participant is eligible to receive when the Deferred Award Vests and the currency in which the payment will be made.

4.3                            All Deferred Awards will be in the form of a conditional right that, when the Deferred Award Vests, will entitle the holder of the Deferred Award to receive a cash payment.  Any cash payment that the holder of a Deferred Award may become entitled to receive when the Deferred Award Vests, must be paid to the Participant by a Member of the Group as soon as reasonably practicable after the Deferred Award Vests

4.4                            If the Deferred Award lapses prior to when the Deferred Award Vests, the Participant will not become entitled to receive a cash payment under the Deferred Award.

5                                      Reduction of Deferred Award

Following a review under rule 4.1, the Committee may, in its sole discretion, make any determination in respect of any part of a Deferred Award that has not Vested, including for example:

5.1                           reduce the number of notional Shares subject to the Deferred Award;

5.2                            determine that the Deferred Award or part of the Deferred Award will lapse; and

5.3                            determine that no amount, or a reduced amount, will be received in respect of any dividend equivalent.

6                                      Vesting of Deferred Awards

6.1                            As soon as practicable after Vesting, the Participant will receive a payment of cash equal to the amount determined in accordance with paragraphs 5 and 6.2 of this Schedule and on a net basis after any taxation and social security contributions are withheld under rule 8.3.

6.2                            Subject to paragraphs and 5 and 6.3 of this Schedule, the amount of the cash payment that the Participant may become entitled to receive when the Deferred Award Vests is the amount determined in accordance with the following formula:

where:

a       =     is the number of notional Shares determined by the Committee for the Deferred Award under rule 3.2

b       =     is the Market Value of a Share at the time the Deferred Award Vests

c                      =     (c)        if the Committee has determined that a dividend equivalent applies to the Deferred Award, the aggregate of the amount of the dividends payable during the period between the Award Date and the date the Deferred Award Vests, on the number of notional Shares in respect of which the Deferred Award Vests; or

(d)                     otherwise, zero

6.3                            If any variable to be taken into account in determining the amount of the cash payment under paragraph 6.1 of this Schedule is denominated in a currency other than the currency in which the cash payment is to be made, then for the purposes of determining the amount of the cash payment under that paragraph, that variable must be converted into the currency in which the cash payment is to be made using the currency exchange rate for those currencies at the time the Deferred Award Vests, as determined by the Committee.

6.4                            A Deferred Award does not, at any time and in any circumstances, provide its holder with:

6.4.1                   any right or interest of any kind whatsoever in Shares; or

6.4.2                   any right or entitlement to be issued, transferred or otherwise provided with Shares.

6.5                            A Deferred Award must be satisfied through the making of a cash payment when the Deferred Award Vests and cannot be satisfied through Shares being issued, transferred or otherwise provided to the holder of the Deferred Award.

6.6                            The cash payment referred to in paragraph 6.1 of this Schedule must be paid in the currency determined by the Committee in accordance with rule 3.2.

6.7                           The Committee may determine that a Participant will become entitled to receive an additional amount, referred to as a “dividend equivalent”, in respect of their Deferred Award if and when the Deferred Award Vests. The Committee may make such a determination at the time the Deferred Award is granted under rule 3.2.7, or at a later time in its discretion.

7                                      Leaving the Group before Vesting

The Committee must not exercise its discretion under rule 6.1.1 or any other rule of the Plan where the exercise of the discretion would result in a termination benefit being paid to a Participant in circumstances prohibited by Part 2D.2 of the Corporations Act 2001 (Cwlth).

8                                      Death

8.1                            If a Participant dies, his or her Deferred Award will not lapse and the Participant will become entitled to receive a cash payment calculated under paragraph 6.2 on the basis that b = the Market Value of a Share on the date of death at the later of:

8.1.1                   the production of a valid grant of probate (or local equivalent subject to the satisfaction of the Committee); and

8.1.2                   if the Participant was, at the time and in the circumstances specified in paragraph 8.1.1 of this Schedule, prohibited by Part 2D.2 of the Corporations Act 2001 (Cwlth), the time when the Deferred Award would otherwise Vest had the Participant not died.

8.2                            Any cash payment made under this paragraph 8 will be paid as soon as reasonably practicable after the time specified under this paragraph 8.

9                                      Rights issues demergers or other corporate events

Where rule 7.1.1 applies, the Committee may adjust the number of notional Shares determined by the Committee for a Deferred Award under rule 3.2, and such other terms relating to the amount of that cash payment for a Deferred Award as appear appropriate.

10                               Withholding

Arrangements in rule 8.3 may include a reduction to the amount of cash payable on the Vesting of a Deferred Award.

Schedule 5

Canada

This schedule is made under and amends and supplements the terms of the RBS 2010 Deferral Plan (the “Plan”) for Deferred Awards made under the Plan to employees in Canada.

Notwithstanding any provision of the Plan to the contrary:

1                                      A Participant granted a Deferred Award of Conditional Shares or Conditional Bonds who is employed or resident in Canada will receive the number of Shares or RBS Bonds in respect of which it has Vested no later than the last business day in December of the second calendar year after the year in which the Award Date falls.

2                                      No Deferred Awards to Participants employed or resident in Canada will be settled with Shares or other assets held in a trust described in rule 8.8.

3                                      For purposes of the Plan, a Participant shall be deemed to have ceased to be an employee of a Member of the Group on the Participant’s last date of actual and active employment, whether that date is selected unilaterally by the employer or by mutual agreement.  No period of notice that is given or ought to be given, whether under statute or otherwise, shall be taken into account in determining entitlement under the Plan.

Schedule 6

USA

1                                      This Schedule is made under and amends and supplements the terms of the Plan, and is intended to be compliant with Section 409A of the Internal Revenue Code and the Treasury Regulations promulgated under that Section. This Schedule applies to Conditional Shares and Conditional Bonds granted to Participants who are subject to U.S. taxation. In the event of any conflict, this Schedule takes precedence over the Plan and any other applicable Schedule.

2                                      Any capitalized words used in this Schedule and not defined in this Schedule shall have the meaning given to them in the Plan.

3                                      Rule 3.2.5 is amended by deleting “if appropriate, any facility to elect for a different currency”.

4                                      Rule 5.1 is amended by the addition of the following sentences as the final sentences:

“The Committee’s determination must be made before [1] December of the calendar year in which the date originally set for Vesting falls and any Shares or RBS Bonds that the Committee determines will Vest in accordance with this rule 5.1 shall be transferred to the Participant by 31 December of the calendar year in which the date originally set for Vesting falls. Any Deferred Award not transferred to the Participant by 31 December of the calendar year in which the date originally set for Vesting falls shall lapse.”

5                                      Rule 5.2.1 is replaced with the following wording:

“In relation to an award of Conditional Shares, as soon as practicable after Vesting (but in no event later than 31 December of the year in which Vesting occurs), the Participant will receive the number of Shares in respect of which it has Vested, unless the Committee determines that this is reduced by a sufficient number of Shares as may be necessary to discharge any liability under rule 8.3.1.”

6                                      Rule 5.2.3 is replaced with the following wording:

“In relation to an award of Conditional Bonds, as soon as practicable after Vesting (but in no event later than 31 December of the year in which Vesting occurs), the Participant will receive the number or value of RBS Bonds in respect of which it has Vested, including in relation to any notional interest under rule 5.4. RBS Bonds may be sold on the Participant’s behalf, either pursuant to rule 8.3 or in other circumstances which the Committee considers appropriate.”

7                                      The last sentence of rule 5.3 is replaced with the following wording:

“Dividend equivalents will be paid to the Participant as soon as practicable after Vesting (but in no event later than 31 December of the year in which Vesting occurs), subject to rule 8.3.”

8                                      A new rule 5.6.4 is added with the following wording:

“No Deferred Award that Vests under this rule 5.6 shall Vest prior to the date originally set for Vesting except to the extent such early Vesting and payment is in accordance with Treasury Regulation Section 1.409A-3(j)(4)(xiv). Any delayed Vesting under this rule 5.6 shall be only as in accordance with Treasury Regulation Section 1.409A-3(g).”

9                                      Rule 6.1.1 is amended by deleting “,or on such earlier date or dates as the Committee may consider appropriate,”.

10                               Rule 6.1.1(viii)is replaced with the following wording:

“any other conditions or restrictions which the Committee may consider appropriate; however, no conditions or restrictions under this rule 6.1.1 shall affect the timing of Vesting or payment as set forth in the Plan to the extent it would cause the Plan to fail to meet the requirements of Section 409A of the Internal Revenue Code.”

11                               Rule 6.3.1 is replaced with the following wording:

“An award of Conditional Shares or Conditional Bonds will be satisfied by paying a cash amount equivalent to their value on the date of death to the Participant’s personal representatives as soon as practicable after production of a valid grant of probate (or local equivalent subject to the satisfaction of the Committee) (but in no event later than the later of 31 December of the year of the Participant’s death or the 15th day of the third calendar month following the Participant’s death). The payment of the cash amount will be treated as the Vesting of the award for the purposes of these rules.”

12                               Rule 7.1.1 is replaced with the following wording:

“If the Committee becomes aware that the Company is or is expected to be affected by any variation in share capital, demerger, distribution (other than an ordinary dividend), change of Control (as defined in rule 1), delisting or other transaction which, in the opinion of the Committee could affect the current or future value of Shares or RBS Bonds, Deferred Awards are not affected unless and to the extent that the Committee determines to:

(i)                                  cause Deferred Awards to lapse;

(ii)                               require Deferred Awards to be exchanged under rule 7.3; and/or

(iii)                            adjust the number of Shares comprised in an award of Conditional Shares, and such other terms of the Conditional Shares as appear appropriate, but only in accordance with Treasury Regulations Section 1.409A-1(b)(5)(v)(D).”

13                               A new rule 7.3.3 is added with the following wording:

“Where rules 7.1.1(ii)and 7.3.1 apply, any exchange of Conditional Shares or Conditional Bonds shall be in accordance with Treasury Regulations Section 1.409A-1(b)(5)(v)(D).”

14                               Rule 8.6 is amended to include the following sentence:

“However, no such regulation shall affect the timing of Vesting or payment as set forth in the Plan and this Schedule to the extent it would cause the Plan to fail to meet the requirements of Section 409A of the Internal Revenue Code.”

15                               A new rule 8.12.4 is added with the following wording:

“No amendment under this rule 8.12 shall affect the timing of Vesting or payment as set forth in the Plan and this Schedule to the extent it would cause the Plan to fail to meet the requirements of Section 409A of the Internal Revenue Code.”

16                               Without limiting rules 8.6 and 8.12, the Committee expressly reserves the right to amend, prospectively or retroactively, the Plan, this Schedule and any outstanding Deferred

Awards, to the extent necessary to maintain compliance with Section 409A of the Internal Revenue Code.

17                               The Plan and this Schedule shall be interpreted and administered in a manner that complies with Section 409A of the Internal Revenue Code and the Treasury Regulations promulgated thereunder.

18                               Notwithstanding the foregoing, any tax, interest or penalties arising under Sections 409A or 457A of the Internal Revenue Code are the sole responsibility of the Participant.

19                               Without limiting the generality of rule 8.3, to the extent any taxes (e.g., Federal Insurance Contributions Act (FICA) taxes) are due with respect to a Deferred Award in any year(s) prior to the year(s) of Vesting, the Company may, to the extent permitted by law, in its discretion withhold any or all of the amount due in respect of such taxes (i) from any compensation (including salary; bonus and other incentive awards; or special payments) otherwise payable to the Participant during such year or (ii) by reducing the amount of any deferred award by the amount of any such taxes.